February 21, 2013

Board of Directors

Solar Energy Initiatives, Inc.

1800 NW Corporate Boulevard, Suite 201

Boca Raton, FL 33431

Re: Form 8-K

Gentlemen:

I have received and reviewed the proposed Current Report on Form 8-K, announcing my resignation as an officer and director of Solar Energy Initiatives, Inc. effective February 19, 2013.  I have no disagreements with any of the statements contained in the Form 8-K..

Sincerely,

/s/ David Fann

David Fann

2500 Regency Parkway

Cary, NC 27518